First National Lincoln Corporation Reports Earnings Per Share of $0.32 for the Third Quarter of 2006

DAMARISCOTTA, ME, October 25 – First National Lincoln Corporation (Nasdaq NM: FNLC), today announced unaudited results for the quarter ended September 30, 2006. Earnings per share on a fully diluted basis were $0.32, down $0.02 or 5.9% from the $0.34 reported for the same period in 2005. Net income for the quarter ended September 30, 2006, was $3,177,000, a decrease of $170,000 or 5.1% from the $3,347,000 posted for the third quarter of 2005.

The Company also announced unaudited results for the nine months ended September 30, 2006. Earnings per share on a fully diluted basis were $0.94, down $0.02 or 2.1% from the $0.96 reported for the same period in 2005. Net income for the nine months ended September 30, 2006, was $9,325,000, a decrease of $152,000 or 1.6% from the $9,477,000 posted for the first nine months of 2005.

“The banking industry remains very challenged by Federal policy makers and the continuing flat-to-inverted yield curve,” observed the Company’s President and Chief Executive Officer, Daniel R. Daigneault, “and FNLC is in step with the industry. Although we have had modest growth in earning assets this year, we have experienced margin compression due to the flat-to-inverted yield curve. Our net interest margin on a tax-equivalent basis declined to 3.29% for the first nine months of 2006 from 3.88% for the same period in 2005, which, in turn, has resulted in a modest decline in net interest income.

“Fortunately, we have seen excellent growth in non-interest income in 2006, as well as a slight reduction in non-interest expense,” President Daigneault continued. “Investment management and fiduciary revenues from First Advisors are up $202,000 or 16.2% for the first nine months of 2006 when compared to the same period in 2005, as are fees from deposit accounts, which have increased $275,000 or 15.5% for the first nine months of 2006 when compared to the same period in 2005. On the expense side, the savings are in employee costs, which are down $142,000 or 1.7% for the first nine months of 2006 when compared to the same period in 2005

“The increased revenues and expense savings have more than offset the increased provision to the allowance for loan losses posted in the first nine months of 2006 compared to the same period in 2005,” President Daigneault noted. “This additional provision is not indicative of a significant decline in loan quality – it was to maintain the allowance for loan losses at an adequate level given continued growth in our loan portfolio and our level of chargeoffs, which remains low.”

“While total assets have increased $53.2 million or 5.1% during the first nine months of 2006, they actually decreased by $5.1 million or 0.5% during the third quarter” said F. Stephen Ward, the Company’s Chief Financial Officer. “We saw this decline in the investment portfolio, which decreased $10.8 million or 5.7% during the third quarter due to security calls and maturities, resulting in total investments being down $5.0 million or 2.7% since year end. The loan portfolio, however, has increased $56.2 million or 7.3% year-to-date, although it was up only $2.8 million or 0.3% during the third quarter. This was the result of softening loan demand in coastal Maine and a large loan maturity that was anticipated.

“On the liability side of the balance sheet,” Mr. Ward continued, “we saw good growth in low-cost deposits (DDAs, NOWs and savings) during the third quarter – up $15.8 million or 6.0% – which is the normal seasonal pattern for the coastal Maine economy. Year-to-date, however, low-cost deposits are down $2.3 million or 0.8%, the result of a shift to certificates of deposit due to higher interest rates. All asset growth this year has been funded from our higher-cost sources – a significant factor in our net interest margin compression.

“Despite the decline in net income in 2006 when compared to 2005, our operating ratios remain very strong,” Mr. Ward continued. “We posted a return on tangible equity of 16.21% for the quarter ended September 30, 2006, and 16.07% for the first nine months of 2006. Although these are slightly lower than the results posted for the same periods in 2005, they remain comfortably above the 15.00% mark, which is considered the threshold defining high-performance banks. Also, our year-to-date efficiency ratio of 51.97% has shown significant improvement when compared to 2005, which demonstrates the impact of lower operating expenses and increased revenues which President Daigneault noted previously.”

“Although our performance has not been at the level we have achieved for the past ten years, in my opinion it is excellent when considering current interest rates and economic conditions,” President Daigneault concluded. “We continue to produce a return on tangible equity that is well above peer, and our improving efficiency ratio demonstrates the focus that all of our employees have had in controlling expenses during a difficult year. We increased our cash dividend again during the third quarter, and the Company has now raised its regular cash dividend for 13 consecutive years and for 44 consecutive quarters. When all of these factors are combined, in my opinion First National Lincoln Corporation remains a very good investment opportunity, especially for the person interested in small, Maine-based companies.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
In thousands of dollars	2006	2005	2005
Assets
Cash and due from banks	$26,512	$25,982	$29,507
Overnight funds sold	-	-	2,500
Securities available for sale	45,190	54,743	49,171
Securities to be held to maturity (fair value $133,015 at September 30, 2006, $128,563 at December 31, 2005, and $114,098 at September 30, 2005)	133,764	129,238	114,268
Loans held for sale (fair value approximates cost)	-	-	40
Loans	828,539	772,338	739,597
Less: allowance for loan losses	6,221	6,086	6,474
Net loans	822,318	766,252	733,123
Accrued interest receivable	6,677	5,005	4,759
Bank premises and equipment	15,697	16,712	16,987
Other real estate owned	1,413	-	-
Goodwill	27,684	27,684	27,960
Other assets	16,185	16,593	15,006
Total Assets	$1,095,440	$1,042,209	$993,321
Liabilities
Demand deposits	$68,455	$62,109	$66,792
NOW deposits	106,785	109,124	127,312
Money market deposits	143,600	127,630	119,419
Savings deposits	103,272	109,615	116,440
Certificates of deposit	178,164	125,741	140,450
Certificates $100,000 and over	247,772	179,745	184,911
Total deposits	848,048	713,964	755,324
Borrowed funds	130,300	215,189	126,647
Other liabilities	10,428	9,604	9,506
Total Liabilities	988,776	938,757	891,477
Shareholders' Equity
Common stock	98	99	99
Additional paid-in capital	45,958	47,718	47,806
Retained earnings	59,859	54,901	52,798
Net unrealized gains on available-for-sale securities	749	734	1,141
Total Shareholders' Equity	106,664	103,452	101,844
Total Liabilities & Shareholders' Equity	$1,095,440	$1,042,209	$993,321

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the nine months		For the quarters
	ended September 30,		ended September 30,
In thousands of dollars	2006	2005	2006	2005
Interest income
Interest and fees on loans	$40,164	$30,619	$14,253	$11,157
Interest on deposits with other banks	61	9	61	5
Interest and dividends on investments	7,250	5,701	2,515	1,976
Total interest income	47,475	36,329	16,829	13,138
Interest expense
Interest on deposits	18,539	8,978	7,486	3,911
Interest on borrowed funds	5,955	3,953	1,605	1,238
Total interest expense	24,494	12,931	9,091	5,149
Net interest income	22,981	23,398	7,738	7,989
Provision for loan losses	900	100	300	-
Net interest income after provision for loan losses	22,081	23,298	7,438	7,989
Non-interest income
Investment management and fiduciary income	1,447	1,245	474	426
Service charges on deposit accounts	2,054	1,779	704	628
Net securities gains	-	-	-	-
Mortgage origination and servicing income	361	481	109	106
Other operating income	3,817	3,340	1,959	1,794
Total non-interest income	7,679	6,845	3,246	2,954
Non-interest expense
Salaries and employee benefits	8,207	8,349	3,037	2,875
Occupancy expense	1,058	1,016	301	319
Furniture and equipment expense	1,557	1,564	560	529
Amortization of identified intangibles	213	200	71	71
Other operating expense	5,717	5,767	2,266	2,460
Total non-interest expense	16,752	16,896	6,235	6,254
Income before income taxes	13,008	13,247	4,449	4,689
Applicable income taxes	3,683	3,770	1,272	1,342
NET INCOME	$9,325	$9,477	$3,177	$3,347

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the nine months ended		For the quarters ended
Dollars in thousands,	September 30		September 30
except for per share amounts	2006	2005	2006	2005

Summary of Operations
Operating Income	$55,154	$43,174	$20,075	$16,092
Operating Expense	42,146	29,927	15,626	11,403
Net Interest Income	22,981	23,398	7,738	7,989
Provision for Loan Losses	900	100	300	-
Net Income	9,325	9,477	3,177	3,347
Per Common Share Data
Basic Earnings per Share	$0.95	$0.98	$0.32	$0.34
Diluted Earnings per Share	0.94	0.96	0.32	0.34
Cash Dividends Declared	0.450	0.390	0.155	0.135
Book Value	10.93	10.36	10.93	10.36
Market Value	16.92	19.25	16.92	19.25
Financial Ratios
Return on Average Equity (a)	11.85%	12.97%	11.95%	13.14%
Return on Average Tangible Equity (a)	16.07%	17.79%	16.21%	18.16%
Return on Average Assets (a)	1.16%	1.37%	1.17%	1.37%
Average Equity to Average Assets	9.80%	10.53%	9.77%	10.42%
Average Tangible Equity to Average Assets	7.22%	7.69%	7.20%	7.54%
Net Interest Margin Tax-Equivalent (a)	3.29%	3.88%	3.28%	3.76%
Dividend Payout Ratio	47.37%	39.80%	48.44%	39.71%
Allowance for Loan Losses/Total Loans	0.75%	0.88%	0.75%	0.88%
Non-Performing Loans to Total Loans	0.46%	0.40%	0.46%	0.40%
Non-Performing Assets to Total Assets	0.34%	0.30%	0.34%	0.30%
Efficiency Ratio	51.97%	53.31%	54.08%	54.64%
At Period End
Total Assets	$1,095,440	$993,321	$1,095,440	$993,321
Total Loans	828,539	739,597	828,539	739,597
Total Investment Securities	178,954	163,439	178,954	163,439
Total Deposits	848,048	755,324	848,048	755,324
Total Shareholders’ Equity	106,664	101,844	106,664	101,844
(a) Annualized using a 365-day basis